NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 17, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 6, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Kayne Anderson Energy Total Return Fund, Inc. (''KYE'') and Kayne Anderson Midstream/Energy Fund, Inc. (''KMF'') became effective before the open on August 6, 2018. The aggregate Net Asset Values (''NAV'') of KMF common stock received by KYE common stockholders in the Reorganization will equal the aggregate NAV of KYE common stock held on the business day prior to closing of the Reorganization, less the costs of the Reorganization attributable to their common stocks. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 6, 2018.